IDEXX Laboratories Announces Second Quarter Results

- Achieves revenue growth of 9% on a reported basis and 10% on an organic basis, driven by CAG Diagnostics recurring revenue growth of 12% reported and 13% organic

- Delivers EPS of $0.95, a 28% increase year over year as reported or 30% on a constant currency basis, including $0.08 per share benefit from new accounting guidance related to share-based compensation

- Raises 2017 revenue guidance to $1,945 million – $1,965 million, reflecting an increase of $17.5 million at the midpoint, and reported and organic growth of 10% – 11%

- Increases 2017 EPS outlook range to $3.12 - $3.22, $0.14 above the midpoint of prior guidance, reflecting strong revenue growth trends, higher expectations for annual operating margin improvement, foreign exchange favorability and higher than expected full-year benefit from adoption of share-based compensation accounting guidance

WESTBROOK, Maine, Aug. 1, 2017 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in veterinary diagnostics, veterinary practice software and water microbiology testing, reports revenues for the second quarter of 2017 of $509 million, an increase of 9% compared to the prior year period on a reported basis and 10% on an organic basis. Second quarter results were driven by robust global gains in Companion Animal Group ("CAG") Diagnostics recurring revenue, including double-digit organic revenue growth in consumables and reference lab services, and solid growth in both rapid assay and veterinary software, services and diagnostic imaging systems.

Earnings per diluted share ("EPS") was $0.95 for the second quarter, representing 28% growth year over year on a reported basis and 30% on a constant currency basis. These results include an $0.08, or 11%, EPS benefit in the quarter from the adoption of the new accounting guidance related to share-based compensation (ASU 2016-09), on both a reported and constant currency basis.

"Our business continued to thrive in the second quarter as we focused on delivering best-in-class diagnostic and software solutions, while supporting the profession in increasing the companion animal standard of care," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer.

"We are very pleased with the strong momentum we are driving in the U.S. market, reflected in this quarter's accelerated double-digit U.S. organic CAG Diagnostics recurring revenue growth – the highest over the past two years, after implementing our fully direct sales approach. We intend to build on this momentum with increased investment in our U.S. commercial presence, while delivering 2017 profit performance consistent with our long-term goals."

"Consistent with our plan for strong long-term shareholder value creation, we're pleased to be raising our 2017 guidance for revenue and earnings per share, partly as a result of our strong operational performance in the first half of the year and continued positive outlook."

Second Quarter Performance Highlights

Companion Animal Group

CAG generated 10% reported and 11% organic revenue growth for the second quarter, supported by CAG Diagnostics recurring revenue growth of 12% reported and 13% organic. Veterinary software services and diagnostic imaging systems revenues grew 9% on a reported and organic basis.

  IDEXX VetLab® consumables generated reported revenue growth of 15% and organic revenue growth of 17% in the second quarter, driven by an expanding premium instrument base in U.S. and international markets, increasing test utilization, moderate price gains and continued strong customer retention. IDEXX VetLab premium diagnostic instrument placements were 2,680, including 1,191 Catalyst® instruments, 861 premium hematology instruments and 628 IDEXX SediVue® Dx analyzers. Placement levels were slightly below strong prior year levels, which included the benefit of higher levels of LaserCyte® to ProCyte Dx® upgrades and second Catalyst placements in North America, as part of successful customer retention programs. Growth in high economic value placements continued, as evidenced by the placement of 341 Catalysts in North America in competitive or greenfield accounts, an increase of 14% over prior year levels. On a worldwide basis, our Catalyst instrument installed base increased 21% in the second quarter year over year, reflecting 11% year over year growth in North America and 37% year over year gains in international markets.
  Reference laboratory diagnostic and consulting services grew 12% on a reported and 13% on an organic basis, reflecting accelerated growth in the U.S. which offset moderated international gains, impacted by the later timing of the Easter holiday in Europe. Globally, lab growth continues to be bolstered by the increasing appreciation for IDEXX SDMA®, our novel kidney function test, and the strength of our expanded direct commercial organizations.
  Rapid assay products had reported revenue growth of 8% and organic growth of 9%, supported by strong gains in the U.S., reflecting continued growth in SNAP 4Dx® Plus Test revenues and specialty tests, as well as solid momentum in first generation product revenues.

Livestock, Poultry and Dairy ("LPD")

Reported revenue increased 2% on a reported basis and 4% on an organic basis for the second quarter, supported by growth in swine testing, herd health screening and pregnancy testing revenues, which offset lower revenues related to successful European disease eradication programs and lower Dairy revenues, reflecting market demand impacts from reductions in milk pricing.

Water

Reported Water revenue growth was 6% and organic revenue growth was 7% in the second quarter, driven by higher sales volumes of Colilert® test products and related accessories in Europe and Latin America, supported by our go-direct initiatives.

Gross Profit and Operating Profit

Gross profits increased 12%, and gross margin increased to 57.5% from 55.8% in the prior year period. On a constant currency basis, gross margin was 180 basis points higher than in the prior year period, driven by high consumable growth and mix impact, moderate price gains, volume leverage in reference labs, and operational productivity gains.

Operating margin was 24.1% in the second quarter compared to 22.3% operating margin in the prior year period. On a constant currency basis, operating margin improved 180 basis points, driven by gross margin gains. Operating expenses increased 9% in the second quarter compared to the prior year period, driven by accelerated growth in sales and marketing investments aligned with our U.S. commercial expansion.

2017 Financial Outlook

We are raising our 2017 revenue outlook by $17.5 million at the midpoint of prior guidance to $1,945 million - $1,965 million, reflecting an expectation for organic revenue growth of 10% - 11% and approximately a $13 million revenue benefit from updated assumptions related to foreign exchange rates, as noted below. At these rates compared to rates in effect in 2016, we estimate that the stronger U.S. dollar will adversely impact 2017 reported revenue growth by approximately 0.5%, EPS growth by 1%, and reduce EPS by an estimated $0.03 per share, including the net impact from projected hedge gains of approximately $3 million in 2017 compared to $4 million in 2016.

We are also increasing our 2017 EPS outlook to $3.12 - $3.22 per share, reflecting an incremental increase of $0.14 per share at the midpoint of our earlier guidance range. This higher outlook is supported by a projected $0.04 incremental operating profit flow-through from strong revenue trends and higher expectations for annual operating margin improvement, while covering incremental investments in the U.S. CAG business, enabling information technology, R&D and acquisition integration. We now expect full-year operating margin to improve 100 - 125 basis points on a reported basis and 110 - 135 basis points on a constant currency basis, compared to the prior year period. The raised EPS guidance also reflects a $0.02 benefit due to reduced headwind from updated foreign exchange rate assumptions, and an additional $0.08 per share related to raised projections for 2017 benefits from share-based compensation accounting changes.

The updated outlook represents EPS growth of 28% - 32% on a reported basis and 29% - 33% constant currency EPS growth. This outlook includes the impact of the new accounting guidance related to share-based compensation, which we estimate will result in $0.30 - $0.34 of EPS benefit in 2017 reflecting an estimated $27 million to $30 million reduction in our tax provision. While these impacts may vary significantly by quarter based on the timing of actual settlement activity, an estimated $0.15 of the projected full-year 2017 benefit reflects higher than normal stock option exercising in 2017, a level of activity that is not expected to continue in future periods. For 2018 and future years, we estimate the annual benefit from share-based compensation will be approximately $14 million to $17 million assuming the current share price and no change in U.S. tax policy.

The guidance for 2017 reflects the assumptions that the value of the U.S. dollar relative to other currencies will remain at the following rates: euro at $1.12, British pound at $1.28, Canadian dollar at $0.76, Australian dollar at $0.75, Japanese yen at ¥114, Chinese renminbi at RMB 6.80 and Brazilian real at R$3.40 to the U.S. dollar for the remainder of 2017.

We are providing the following updated guidance for 2017:

Amounts in millions except per share data and percentages

	Guidance Range	Growth Definition	Year Over Year Growth

Revenue	$1,945 - $1,965	Reported	10% - 11%
		Organic Revenue Growth	10% - 11%

EPS	$3.12 - $3.22	Reported	28% - 32%
		Constant Currency	29% - 33%

Operating Cash Flow		~130% of net income

Free Cash Flow		~95% of net income

Capital Expenditures		~$90 million

We expect an effective tax rate of 24.0% - 25.0%, after a projected reduction of 700 - 800 basis points related to the new share-based compensation accounting guidance. We are projecting a reduction in weighted average shares outstanding of approximately 1.5%, net of 0.5% related to the new share-based compensation accounting guidance, and interest expense, net of interest income, of approximately $33 million reflecting current and projected borrowings.

For a quick-reference snapshot of our quarterly performance, please visit www.idexx.com/investors.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its second quarter results and management's outlook. To participate in the conference call, please dial 1-877-777-1968 or 1-612-332-0802 and reference confirmation code 426796. Replay of the conference call will be available through Tuesday, August 8, 2017 by dialing 1-800-475-6701 or 1-320-365-3844 and referencing replay code 426796. Individuals can access a live webcast of the conference call through a link on the IDEXX website, www.idexx.com/investors. An archived edition of the webcast will be available after 1:00 p.m. (Eastern) on that day via the same link and will remain available for one year.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a member of the S&P 500® Index and is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 7,000 people and offers products to customers in over 175 countries. For more information about IDEXX, visit: www.idexx.com.

Statement Regarding Non-GAAP Financial Measures

The following provides information regarding certain measures used in this earnings release and/or the accompanying earnings conference call that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to as non-GAAP financial measures. To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and liquidity and are useful for period-over-period comparisons of the performance of the Company's business and its liquidity and to the performance and liquidity of our peers. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

The following section defines terms and conventions used in this earnings release and/or the accompanying earnings conference call, including non-GAAP financial measures, and includes applicable information regarding reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, as appropriate:

Accounting Standards Update 2016-09 (ASU 2016-09): Effective January 1, 2017, we adopted the FASB issued amendments which simplify several aspects of the accounting for share-based payment transactions, including income tax consequences, recognition of share compensation award forfeitures, classification of awards as either equity or liabilities, the calculation of diluted shares outstanding and classification on the statement of cash flows.

Constant currency - Constant currency references are non-GAAP financial measures which exclude the impact of changes in foreign currency exchange rates and are consistent with how management evaluates our performance and comparisons with prior and future periods. We estimated the net impacts of currency on our revenue, gross profit, operating profit, and EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates. These estimated currency changes reduced second quarter 2017 revenue growth by 1%, gross profit margin growth by 10 basis points, had an immaterial impact on operating profit margin growth, and reduced EPS growth by 2%; reduced projected full-year 2017 revenue growth by approximately 0.5%, projected operating profit margin growth by 10 basis points, and projected 2017 EPS growth by approximately 1%. Constant currency revenue growth represents the percentage change in revenue during the applicable period, as compared to the prior year period, excluding the impact of changes in foreign currency exchange rates. See the supplementary analysis of results below for revenue percentage change from currency for the three and six months ended June 30, 2017.

Free cash flow - Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, including tax benefits attributable to share-based compensation, reduced by the Company's investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the six months ended June 30, 2017 and 2016. Since adoption of ASU 2016-09 in 2017, the tax benefit from share-based compensation is included in cash generated from operations and will no longer be an adjustment in our free cash flow calculation. To estimate projected 2017 free cash flow, we have deducted projected purchases of property and equipment (also referred to as capital expenditures) of $90 million.

Growth and organic growth - All references to growth and organic growth refer to growth compared to the equivalent prior year period unless specifically noted.

Organic revenue growth - Organic revenue growth is a non-GAAP financial measure that excludes the impact of changes in foreign currency exchange rates and revenue from business acquisitions. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three and six months ended June 30, 2017. See the constant currency note above for the impacts of estimated currency changes to the projected 2017 organic revenue growth for the Company. For the calculation of projected 2017 organic revenue growth, the impacts of revenue from acquisitions is immaterial.

Note Regarding Forward-Looking Statements

This earnings release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included above under "2017 Financial Outlook" and elsewhere and can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "projected", "should," and similar words and expressions. Our forward-looking statements include statements relating to our revenue growth and EPS outlooks; operating and free cash flow forecast; projected impact of foreign currency exchange rates; and projected operating margins and expenses, capital expenditures, gains from foreign currency hedging transactions, tax and EPS benefits from share-based compensation arrangements, effective tax rates, weighted average shares outstanding and interest expense. These statements are based on management's expectation of future events as of the date of this earnings release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to successfully execute its strategy, including supporting its all-direct sales strategy in the U.S.; the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture and service of in-clinic instruments;the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the effectiveness of the Company's sales and marketing activities; the Company's ability to manufacture complex biologic products; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the Company's ability to manage the risks associated with the use of distributors to sell the Company's products; the impact of increased competition from existing and new technologies and technological advances by our competitors; the promotion and sale of our competitors' products by our former U.S. distribution partners; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products, decisions regarding labeling, manufacturing and marketing products and regulations impacting the use of certain substances currently used in our products or processes; the impact of consolidation and reference laboratory vertical integration among our customers, including veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; changes in testing patterns or practices in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; a failure or perceived failure to comply with regulations and our policies regarding the privacy and protection of user data; the effect of any strengthening of the rate of exchange for the U.S. dollar; the impact of a weak economy on demand for the Company's products and services or increased customer credit risk; the effects of operations outside the U.S., including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions and local business and cultural factors; the impact of the Company's limited experience and small scale in the human point-of-care market; the effects of interruptions to the Company's operations due to natural or man-made disasters, system failures or disruptions or security breaches; the impact of disruptions, attacks or breaches of information systems, including to our customers' information systems via our products and services that connect to and are part of the "Internet of Things"; the effect of any adverse changes in the financial markets on the value of the Company's investment portfolio; the effect on the Company's stock price if quarterly or annual operating results do not meet expectations of market analysts or investors in future periods; potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives; and the Company's ability to obtain financing on favorable terms. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, in the sections captioned "Risk Factors," as well as the Company's other periodic reports filed or to be filed with the Securities and Exchange Commission.

IDEXX Laboratories, Inc. and Subsidiaries Condensed Consolidated Statement of Operations Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2017	2016	2017	2016
Revenue:	Revenue	$508,940	$466,569	$970,961	$884,119

Expenses and Income:	Cost of revenue	216,225	206,026	420,055	396,039
	Gross profit	292,715	260,543	550,906	488,080
	Sales and marketing	87,693	76,652	174,937	156,481
	General and administrative	55,460	54,317	108,374	103,612
	Research and development	26,998	25,412	52,788	50,032

	Income from operations	122,564	104,162	214,807	177,955
	Interest expense, net	(7,979)	(7,276)	(15,485)	(14,760)
	Income before provision for income taxes	114,585	96,886	199,322	163,195
	Provision for income taxes	29,178	29,680	44,857	49,964
Net Income:	Net income	85,407	67,206	154,465	113,231
	Less: Noncontrolling interest in subsidiary's earnings	50	4	89	10
	Net income attributable to stockholders	$85,357	$67,202	$154,376	$113,221
	Earnings per share: Basic	$0.97	$0.75	$1.75	$1.26
	Earnings per share: Diluted	$0.95	$0.74	$1.72	$1.25
	Shares outstanding: Basic	88,004	89,824	88,060	89,874
	Shares outstanding: Diluted	89,878	90,817	89,962	90,858

IDEXX Laboratories, Inc. and Subsidiaries Selected Operating Information (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2017	2016	2017	2016
Operating Ratios	Gross profit	57.5%	55.8%	56.7%	55.2%
(as a percentage of revenue):	Sales, marketing, general and administrative expense	28.1%	28.1%	29.2%	29.4%
	Research and development expense	5.3%	5.4%	5.4%	5.7%
	Income from operations[1]	24.1%	22.3%	22.1%	20.1%

[1]Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries Segment Information Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		June 30,	Percent of	June 30,	Percent of
		2017	Revenue	2016	Revenue
Revenue:	CAG	$439,948		$400,223
	Water	29,424		27,829
	LPD	33,553		32,856
	Other	6,015		5,661
	Total	$508,940		$466,569

Gross Profit:	CAG	$250,086	56.8%	$220,003	55.0%
	Water	20,652	70.2%	19,380	69.6%
	LPD	19,682	58.7%	19,178	58.4%
	Other	2,503	41.6%	2,291	40.5%
	Unallocated Amounts	(208)	N/A	(309)	N/A
	Total	$292,715	57.5%	$260,543	55.8%

Income from Operations:	CAG	$108,731	24.7%	$91,019	22.7%
	Water	13,653	46.4%	12,743	45.8%
	LPD	5,176	15.4%	5,069	15.4%
	Other	768	12.8%	(920)	(16.3%)
	Unallocated Amounts	(5,764)	N/A	(3,749)	N/A
	Total	$122,564	24.1%	$104,162	22.3%

		Six Months Ended		Six Months Ended
		June 30,	Percent of	June 30,	Percent of
		2017	Revenue	2016	Revenue
Revenue:	CAG	$843,175		$757,862
	Water	54,501		51,381
	LPD	62,870		63,712
	Other	10,415		11,164
	Total	$970,961		$884,119

Gross Profit:	CAG	$471,156	55.9%	$410,795	54.2%
	Water	38,127	70.0%	35,486	69.1%
	LPD	36,527	58.1%	37,155	58.3%
	Other	4,614	44.3%	5,214	46.7%
	Unallocated Amounts	482	N/A	(570)	N/A
	Total	$550,906	56.7%	$488,080	55.2%

Income from Operations:	CAG	$188,586	22.4%	$152,397	20.1%
	Water	23,916	43.9%	22,422	43.6%
	LPD	8,978	14.3%	9,639	15.1%
	Other	1,161	11.1%	(1,757)	(15.7%)
	Unallocated Amounts	(7,834)	N/A	(4,746)	N/A
	Total	$214,807	22.1%	$177,955	20.1%

IDEXX Laboratories, Inc. and Subsidiaries Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets Amounts in thousands (Unaudited)

	Three Months Ended
					Percentage	Percentage	Organic
	June 30,	June 30,	Dollar	Percentage	Change from	Change from	Revenue
Net Revenue	2017	2016	Change	Change	Currency [1]	Acquisitions [2]	Growth[3]

CAG	$439,948	$400,223	$39,725	9.9%	(1.2%)	0.2%	10.9%
United States	295,829	266,607	29,222	11.0%	-	0.1%	10.9%
International	144,119	133,616	10,503	7.9%	(3.5%)	0.3%	11.0%
Water	29,424	27,829	1,595	5.7%	(1.4%)	-	7.2%
United States	14,366	14,056	310	2.2%	-	-	2.2%
International	15,058	13,773	1,285	9.3%	(3.0%)	-	12.3%
LPD	33,553	32,856	697	2.1%	(1.4%)	-	3.5%
United States	3,433	3,333	100	3.0%	-	-	3.0%
International	30,120	29,523	597	2.0%	(1.6%)	-	3.6%
Other	6,015	5,661	354	6.3%	(0.2%)	-	6.4%
Total Company	$508,940	$466,569	$42,371	9.1%	(1.2%)	0.1%	10.1%
United States	$315,695	$285,758	$29,937	10.5%	-	0.1%	10.4%
International	$193,245	$180,811	$12,434	6.9%	(3.1%)	0.2%	9.7%

	Three Months Ended
					Percentage	Percentage	Organic
	June 30,	June 30,	Dollar	Percentage	Change from	Change from	Revenue
Net CAG Revenue	2017	2016	Change	Change	Currency [1]	Acquisitions [2]	Growth[3]

CAG Diagnostics recurring revenue:	$380,319	$338,653	$41,666	12.3%	(1.2%)	0.2%	13.4%
IDEXX VetLab consumables	132,094	114,560	17,534	15.3%	(1.4%)	-	16.7%
Rapid assay products	60,266	55,777	4,489	8.0%	(0.5%)	-	8.5%
Reference laboratory diagnostic and consulting services	171,298	153,134	18,164	11.9%	(1.4%)	0.4%	12.9%
CAG Diagnostics services and accessories	16,661	15,182	1,479	9.7%	(1.4%)	-	11.1%
CAG Diagnostics capital – instruments	27,716	32,165	(4,449)	(13.8%)	(1.0%)	-	(12.8%)
Veterinary software, services and diagnostic imaging systems	31,913	29,405	2,508	8.5%	(0.4%)	0.1%	8.8%
Net CAG revenue	$439,948	$400,223	$39,725	9.9%	(1.2%)	0.2%	10.9%

[1]The percentage change from currency is a non-GAAP financial measure. This measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended June 30, 2017 and the same period of the prior year applied to foreign currency-denominated revenues for the three months ended June 30, 2016.

[2]The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the three months ended June 30, 2017 compared to the three months ended June 30, 2016 attributed to acquisitions subsequent to December 31, 2015.

[3]Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the three months ended June 30, 2017 compared to the three months ended June 30, 2016 net of acquisitions and the effect of changes in foreign currency exchange rates. Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets Amounts in thousands (Unaudited)

	Six Months Ended
					Percentage	Percentage	Organic
	June 30,	June 30,	Dollar	Percentage	Change from	Change from	Revenue
Net Revenue	2017	2016	Change	Change	Currency [1]	Acquisitions [2]	Growth[3]

CAG	$843,175	$757,862	$85,313	11.3%	(1.0%)	0.2%	12.1%
United States	566,317	508,417	57,900	11.4%	-	0.1%	11.3%
International	276,858	249,445	27,413	11.0%	(3.0%)	0.3%	13.7%
Water	54,501	51,381	3,120	6.1%	(1.2%)	-	7.2%
United States	27,385	26,379	1,006	3.8%	-	-	3.8%
International	27,116	25,002	2,114	8.5%	(2.5%)	-	10.9%
LPD	62,870	63,712	(842)	(1.3%)	(0.9%)	-	(0.4%)
United States	6,917	6,502	415	6.4%	-	-	6.4%
International	55,953	57,210	(1,257)	(2.2%)	(1.0%)	-	(1.2%)
Other	10,415	11,164	(749)	(6.7%)	(0.2%)	-	(6.5%)
Total Company	$970,961	$884,119	$86,842	9.8%	(1.0%)	0.1%	10.7%
United States	$604,308	$544,697	$59,611	10.9%	-	0.1%	10.9%
International	$366,653	$339,422	$27,231	8.0%	(2.5%)	0.3%	10.3%

	Six Months Ended
					Percentage	Percentage	Organic
	June 30,	June 30,	Dollar	Percentage	Change from	Change from	Revenue
Net CAG Revenue	2017	2016	Change	Change	Currency [1]	Acquisitions [2]	Growth[3]

CAG Diagnostics recurring revenue:	$726,999	$644,494	$82,505	12.8%	(1.0%)	0.2%	13.6%
IDEXX VetLab consumables	255,647	222,529	33,118	14.9%	(1.1%)	-	16.0%
Rapid assay products	108,161	98,863	9,298	9.4%	(0.4%)	-	9.8%
Reference laboratory diagnostic and consulting services	330,367	293,842	36,525	12.4%	(1.2%)	0.4%	13.2%
CAG Diagnostics services and accessories	32,824	29,260	3,564	12.2%	(1.2%)	-	13.4%
CAG Diagnostics capital – instruments	53,899	54,808	(909)	(1.7%)	(1.3%)	-	(0.4%)
Veterinary software, services and diagnostic imaging systems	62,277	58,560	3,717	6.3%	(0.1%)	-	6.5%
Net CAG revenue	$843,175	$757,862	$85,313	11.3%	(1.0%)	0.2%	12.1%

[1]The percentage change from currency is a non-GAAP financial measure. This measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the six months ended June 30, 2017 and the same period of the prior year applied to foreign currency-denominated revenues for the six months ended June 30, 2016.

[2]The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the six months ended June 30, 2017 compared to the six months ended June 30, 2016 attributed to acquisitions subsequent to December 31, 2015.

[3]Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the six months ended June 30, 2017 compared to the six months ended June 30, 2016 net of acquisitions and the effect of changes in foreign currency exchange rates. Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries Condensed Consolidated Balance Sheet Amounts in thousands (Unaudited)

		June 30,	December 31,
		2017	2016
Assets:	Current Assets:
	Cash and cash equivalents	$165,975	$154,901
	Marketable securities	256,923	236,949
	Accounts receivable, net	240,262	204,494
	Inventories	169,693	158,034
	Other current assets	85,805	91,206
	Total current assets	918,658	845,584
	Property and equipment, net	364,779	357,422
	Other long-term assets, net	353,700	327,698
	Total assets	$1,637,137	$1,530,704

Liabilities and Stockholders'
Equity (Deficit):	Current Liabilities:
	Accounts payable	$58,606	$60,057
	Accrued liabilities	210,181	236,131
	Line of credit	704,000	611,000
	Deferred revenue	28,706	27,380
	Total current liabilities	1,001,493	934,568
	Long-term debt	600,891	593,110
	Other long-term liabilities, net	120,860	111,239
	Total long-term liabilities	721,751	704,349

	Total stockholders' equity (deficit)	(86,335)	(108,352)
	Noncontrolling interest	228	139
	Total stockholders' equity (deficit)	(86,107)	(108,213)
	Total liabilities and stockholders' equity (deficit)	$1,637,137	$1,530,704

IDEXX Laboratories, Inc. and Subsidiaries Selected Balance Sheet Information (Unaudited)

		June 30,	March 31,	December 31,	September 30,	June 30,
		2017	2017	2016	2016	2016
Selected Balance Sheet Information:
	Days sales outstanding[1]	41.7	42.4	42.1	42.4	41.5
	Inventory turns[2]	2.0	1.9	2.0	1.8	1.7

[1]Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2]Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries Condensed Consolidated Statement of Cash Flows Amounts in thousands (Unaudited)

		Six Months Ended
		June 30,	June 30,
		2017	2016
Operating:	Cash Flows from Operating Activities:
	Net income	$154,465	$113,231
	Non-cash charges	56,357	53,673
	Changes in assets and liabilities	(69,356)	(24,240)
	Tax benefit from share-based compensation arrangements	-	(4,791)
	Net cash provided by operating activities	141,466	137,873
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(38,566)	(37,868)
	Purchase of marketable securities	(175,522)	(123,809)
	Proceeds from the sale and maturities of marketable securities	155,903	108,115
	Acquisitions of businesses, net of cash acquired	(14,529)	-
	Net cash used by investing activities	(72,714)	(53,562)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	93,000	(15,000)
	Repurchases of common stock	(170,798)	(76,536)
	Debt issue costs	-	(57)
	Proceeds from the exercise of stock options and employee stock purchase plans	23,170	17,554
	Shares withheld for statutory tax withholding on restricted stock	(7,459)	(3,732)
	Payment of acquisition-related contingent consideration	-	(2,717)
	Tax benefit from share-based compensation arrangements	-	4,791
	Net cash provided (used) by financing activities	(62,087)	(75,697)
	Net effect of changes in exchange rates on cash	4,409	3,531
	Net increase in cash and cash equivalents	11,074	12,145
	Cash and cash equivalents, beginning of period	154,901	128,994
	Cash and cash equivalents, end of period	$165,975	$141,139

IDEXX Laboratories, Inc. and Subsidiaries Free Cash Flow[1] Amounts in thousands except per share data (Unaudited)

		Six Months Ended
		June 30,	June 30,
		2017	2016
Free Cash Flow:	Net cash provided by operating activities	$141,466	$137,873
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	-	4,791
	Investing cash flows attributable to purchases of property and equipment	(38,566)	(37,868)
	Free cash flow	$102,900	$104,796

[1]Free cash flow is a non-GAAP financial measure and is calculated from cash generated from operations, including tax benefits attributable to share-based compensation arrangements, reduced by the Company's investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. Management also believes this is a common financial measure useful to further evaluate the results of operations. Upon adopting ASU 2016-09 in 2017, the tax benefit from share-based compensation is included in cash generated from operations and is no longer an adjustment in our free cash flow calculation.

IDEXX Laboratories, Inc. and Subsidiaries Common Stock Repurchases Amounts in thousands except per share data (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016
Shares repurchased in the open market	696	269	1,086	977
Shares acquired through employee surrender for statutory tax withholding	1	2	53	54
Total shares repurchased	697	271	1,139	1,031

Cost of shares repurchased in the open market	$114,163	$23,260	$164,907	$72,975
Cost of shares for employee surrenders	156	203	7,459	3,732
Total cost of shares	$114,319	$23,463	$172,366	$76,707

Average cost per share – open market repurchases	$163.96	$86.45	$151.81	$74.68
Average cost per share – employee surrenders	$168.25	$88.18	$141.56	$68.82
Average cost per share – total	$163.97	$86.46	$151.34	$74.38

Shares remaining under repurchase authorization as of June 30, 2017 totaled 5,649,249.

Contact: Kerry Bennett, Investor Relations, 1-207-556-8155